                                                                      EXHIBIT 12

                           TENNECO CREDIT CORPORATION
                         AND CONSOLIDATED SUBSIDIARIES

                        COMPUTATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES
                                  (UNAUDITED)

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
                                                                 (THOUSANDS)
                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                               ----------------
                                                                1995     1994
                                                               ------- --------
Net income.................................................... $10,463 $ 26,178
Add:
 Interest expense.............................................  45,081   67,388
 Income taxes.................................................   6,716   17,787
                                                               ------- --------
   Earnings as defined........................................ $62,260 $111,353
                                                               ======= ========
Fixed charges--interest expense............................... $45,081 $ 67,388
                                                               ======= ========
Ratio of earnings to fixed charges............................    1.38     1.65
                                                               ======= ========
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